Exhibit 10
Conformed Executed Copy
AMENDMENT AGREEMENT
     This Amendment Agreement dated February 7, 2006 (this “Amendment”) to the Limited Liability Company Agreement, dated October 7, 2004 (the “Agreement”), of Jefferies Babson Finance LLC, a Delaware limited liability company (the “Company”), is made by and among (a) JEFFERIES GROUP, INC., a Delaware corporation (“JGI”), (b) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“Mass Mutual”), (c) BABSON CAPITAL MANAGEMENT LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Mass Mutual (“Babson”), and (d) CLASS C MEMBER LLC, a Delaware limited liability company (“Class C Member Vehicle”), as members of the Company, and (e) the Company. Capitalized terms used herein without definition shall have the respective meanings given to such terms in the Agreement.
     The parties desire to supplement and amend certain terms of the Agreement.
     In consideration of the mutual agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Members and the Company hereby agree as follows:
     1. The Company shall hereafter operate as “Jefferies Finance LLC”. The Company shall file “dba’s” and take such other actions as are required in order to permit it to market itself with such trade name. Should the Company so determine, it may form a limited liability company subsidiary with the name Jefferies Finance LLC in order to conduct the business of the Company, and the parties agree to take such actions as are reasonably necessary to amend any applicable agreements to effect the same. The Company shall be the sole member and the managing member of such subsidiary.
     2. The definition in the Agreement of “Business” is hereby amended and restated as follows:
“Business” means (a) the funding or underwriting of, and/or providing a commitment letter with respect to, any Covered Financing, (b) the purchase and sale of Secondary Loan Investments and (c) any activity required by or incidental thereto.
     3. The following definition of “Covered Financings” is added to Section 1.1 of the Agreement:
“Covered Financings” means revolving loans; first, second and third-lien term loans; bridge loans; mezzanine loans; and related equity co-investments, in each case for an investment banking client or targeted potential client of Jefco.

     4. The definitions of “Senior Loan Financing” and “Special Situation Financings” are deleted from the Agreement, and all references thereto replaced by references to “Covered Financings”.
     5. The amount of Capital Contributions to be made by each Class A Member is increased from one hundred and twenty-five million dollars ($125,000,000) to two hundred and fifty million dollars ($250,000,000), and Section 4.3(c) of the Agreement will be revised accordingly.
     6. The number of Directors is hereby increased from four (4) to eight (8) and each Class A Member shall have the right to designate four (4) of the eight Directors. Sections 3.1 and 3.2 of the Agreement will be revised accordingly.
     7. The following language is added at the end of Section 3.4:
If the Board determines to designate an Officer as the President of the Company, it may also determine that all Officers shall report to the President or such Officers as the President may determine, subject to the prior approval of the Board.
     8. Subsection 6.1(a) of the Agreement is amended by adding the following sentence at the end of such subsection:
JGI currently intends to cause Jefco to use all commercially reasonable best efforts to present, or cause to be presented, to the Company all opportunities with respect to Covered Financings, to the extent that Jefco determines that providing its client with a proposal for a committed or best efforts Covered Financing is appropriate in order to obtain a mandate from such client for such Covered Financing.
     9. Subsection 6.1(b) of the Agreement is amended by adding the following sentence at the end of such subsection:
Notwithstanding the foregoing, each Unlimited Party agrees that during the term of this Agreement, it will not enter into an arrangement with a third party to compete with the Company or its purpose in the United States.
     10. Schedule C to the Agreement is deleted.
     11. The following definition of “Investment Period” is added to Section 1.1 of the Agreement:
“Investment Period” means the period commencing on October 7, 2004 and expiring on the date three years from the date of the Amendment; provided, however, that the Board may determine to extend the Investment Period from time to time so that it is a full three calendar years. For example, in 2007, the Board may determine to extend the Investment Period until the fourth anniversary of the date of the Amendment, but no later, and in 2008 the Board may further extend the Investment Period until the fifth anniversary of the date of the Amendment, and so forth.

     The following language is added to the list of “Material Decisions” in Section 3.7:
(aa) Investment Period. Extension of the Investment Period.
     12. Section 4.3 of the Agreement is amended by inserting at the end thereof a new subsection (d), which reads as follows:
(d) The obligations of each Class A Member to make Capital Contributions under this Section 4.3 will terminate on the last day of the Investment Period (as extended in accordance with the terms hereof).
     13. Section 3.9 of the Agreement is amended by inserting at the end thereof a new sentence, which reads as follows:
In the event that both the Company and Jefco are considering participating in a transaction that may include a Covered Financing and an other financing that is not a Covered Financing, and such transaction does not occur, such parties shall absorb any legal or third-party due diligence expenses incurred in connection with such potential transaction, on an equal basis, or as may otherwise be agreed to reflect an equitable allocation based on the facts and circumstances.
     14. Except to the extent set forth in this Amendment, the terms of the Agreement are ratified and confirmed in all respects.
     15. The Company will make such filings with the Secretary of State of Delaware and other public officials as may be necessary or appropriate to fully implement the provisions of this Amendment, and will instruct counsel to prepare a conformed copy of the Agreement reflecting the terms of this Amendment, which shall for all purposes serve as competent evidence of the agreements set forth above.
In witness whereof, the parties have executed this Amendment as of the date first set forth above.

THE COMPANY: JEFFERIES BABSON FINANCE LLC
By:	/s/ David P. Wells
Name:	David P. Wells, CFA
Title:	Executive Vice President

MEMBERS; MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, by Babson Capital Management LLC, as its investment advisor
By:	/s/ Clifford M. Noreen
Name:	Clifford M. Noreen
Title:	Managing Director

BABSON CAPITAL MANAGEMENT LLC
By:	/s/ Thomas M. Finke
Name:	Thomas M. Finke
Title:	Managing Director

JEFFERIES GROUP, INC.
By:	/s/ Joseph A. Schenk
Name:	Joseph A. Schenk
Title:	Chief Financial Officer

CLASS C MEMBER LLC
By:	/s/ Thomas M. Finke
Name:	Thomas M. Finke
Title:	Managing Director

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